ORAMED PHARMACEUTICALS COMMENCES PHASE 2A TRIALS OF ITS
ORAL INSULIN CAPSULE ON TYPE 1 DIABETICS

Study to assess the safety and efficacy of ORMD 0801,oral insulin capsule, on Type 1 diabetics

JERUSALEM, Israel - September 24, 2008 - Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of oral delivery systems, announced today that it has commenced Phase 2A studies of ORMD 0801, its oral insulin capsule, on Type 1 diabetics at the Hadassah University Medical Center in Jerusalem, Israel.

Oramed’s Phase 2A trial is focused on assessing the safety and efficacy of its oral insulin capsule on nine Type 1 diabetes patients.

The start of this clinical trial on Type 1 Diabetic patients follows completion by the company of similar trials on Type 2 diabetic patients, which demonstrated that ORMD 0801 had a good safety profile and was effective in lowering blood glucose levels without any serious adverse events.

“The commencement of trials of our oral insulin capsule on Type 1 diabetics signals another major step forward for our company in the treatment of diabetes,” said Nadav Kidron, Oramed CEO. “The successful results from our trials on Type 2 diabetics were very encouraging and we hope to achieve similar results from our Type 1 trials as well.”

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Eric Rosenberg
Cell: + 972-54-566-7713
Office: + 972-2-566-0001
Email: eric@oramed.com

Media Contacts:
Ruder Finn Israel for Oramed
Matthew Krieger
Cell: + 972-54-467-6950
Office: + 972-2-589-2003
Email: matthew@oramed.com